CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 3, 2005 in the Registration Statement (Form SB-2) and the related Prospectus of Torrent Energy Corporation for the registration of 16,299,000 shares of its common stock.

/s/ *Ernst & Young LLP*
Chartered Accountants

Vancouver, British Columbia, Canada
August 10, 2006